EXHIBIT 10.8

Form of Employment Agreement

This Employment Agreement (this “Agreement”) is made by Duoyuan Digital Printing Technology Industry (China) Co., Ltd. (the “Company’) and __________________ (the “Employee”).  The duration of the employment is one year, which shall end on December 25 of each year and is renewable upon notice from the Employee and consent of the Company.  After ten years of continuous employment, the Employee may enter into an employment agreement with the Company for an indefinite period of time, subject to the Company’s consent.

The Company shall pay for all mandatory social security programs such as pension insurances, unemployment insurances and medical insurances of the Employee according to the relevant government and city regulations.  During the term of this Agreement, the Employee’s welfare shall be implemented in accordance with the laws and relevant regulations of the People’s Republic of China.

The Employee shall comply with the management’s directions of the Company and comply with the bylaws and labor disciplines of the Company.  All intellectual property rights the Employee obtains during the term of employment shall belong to, and be the property of, the Company.  The Employee shall undertake an obligation to keep and not to disclose any trade secrets of the Company during the term of this Agreement.

The Company may terminate this Agreement for cause, without notice or severance.  The Company may also terminate this Agreement upon 30 days’ notice if the Employee is not suitable for the job due to medical or other reasons.  If the Company lays off the Employee because of an economic downturn or terminates an employee because the Employee is not suitable for the job or is not able to work due to sickness or injury, the Company shall pay up to 12 months’ salary as severance.  The Employee may terminate this Agreement without cause upon one month’s notice or for cause without notice.